EXHIBIT 10.3

                           EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of April 20, 1993 by Hall-Mark Electronics Corporation (the "Company") and Bruce Evashevski ("Officer").

           1. Employment and Duties. Officer is hereby employed by he Company in the capacity of Vice President, Treasurer and Chief Financial Officer and shall have such duties and responsibilities as may be specified from time to time by the Board of Directors (the "Board") or such person as the Board may designate. During the term (as defined below), Officer shall devote his full business time and energy to the interests and affairs of the Company and shall not, without the Company's written consent, render to others services of any kind for compensation, or engage in any other activity that would materially interfere with the performance of his duties hereunder.

           2. Term. This Agreement shall become effective as of the effective date of the merger by and between the Company and Avnet, Inc., and shall terminate on April 15, 1995, or, if terminated prior thereto pursuant to Section 4 hereof, on the date of such termination (the "Term").

           3.    Compensation.

                 3.1 Salary. During the Term, Officer shall be entitled to receive a base salary of $120,000 per year payable in such periodic installations as may be customary for salaried employees and subject to all required tax and other withholdings.

                 3.2 Benefits. During the Term, Officer shall be entitled to receive those employee benefits that may be made available by the Company from time to time for its employees generally.

           4.    Termination.

                 4.1 Termination Upon Death or Resignation. This Agreement shall terminate upon Officer's death or resignation.

                 4.2 Termination Due to Disability. The Company may, on ten days' written notice, terminate this Agreement in the event that Officer has been unable to perform substantially all of his duties under this Agreement for a period of 90 days, or can reasonably be expected to be unable to do so for such period, as a result of physical or mental impairment.

                 4.3 Termination for Cause. The Company may, on ten days' written notice, terminate this Agreement for cause if Officer
(i) materially breaches this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties hereunder or (iv) engages in illegal or other wrongful conduct substantially detrimental to the business of the Company.

                 4.4 Termination Without Cause. The Company may, on ten days' written notice, terminate this Agreement without cause at any time; provided, however, in the event of any such termination, Officer shall be entitled to receive the salary and benefits provided in Section 3 hereof through April 15, 1995.

                 5.   Miscellaneous.

                 5.1  Amendments.   This Agreement may be amended
only by a written instrument signed by both parties.

                 5.2 Integration. This Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all prior and concurrent proposals, understandings and agreements, whether oral or written, and all other communications between the parties, relating to the subject matter of this Agreement.

                 5.3  Governing Law.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF TEXAS.

           IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

OFFICER                           HALL-MARK ELECTRONICS
                                  CORPORATION




s/Bruce Evashevski                By: s/Joseph W. Semmer
Bruce Evashevski
Vice President, Treasurer         Its: President
 and Chief Financial Officer